Exhibit 99.3

CONSENT OF INTREPID PARTNERS, LLC

The Conflicts Committee of the Board of Directors of CONSOL Coal Resources GP LLC,

the general partner of CONSOL Coal Resources LP

1000 CONSOL Energy Drive, Suite 100

Canonsburg, PA 15317

Dear Members of the Committee:

We hereby consent to the inclusion of our opinion letter, dated October 22, 2020, to the Conflicts Committee of the Board of Directors of CONSOL Coal Resources GP LLC, the general partner of CONSOL Coal Resources LP, as Annex E to, and the reference to such opinion letter under the headings “Summary—Opinion of the Financial Advisor to the Conflicts Committee” and “The Merger—Opinion of the Financial Advisor to the Conflicts Committee” in, the consent solicitation statement/proxy statement/prospectus relating to the proposed merger involving CONSOL Coal Resources LP and CONSOL Energy Inc., which consent solicitation statement/proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of CONSOL Energy Inc. filed with the Securities and Exchange Commission (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

INTREPID PARTNERS, LLC

By:	/s/ Intrepid Partners, LLC

November 27, 2020

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